Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$3,230,000.00	$230.30	(1)

(1)	The filing fee of $230.30 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $230.30 due for this offering is offset against the $51,103.61 remaining of the fees most recently paid on March 24, 2009, of which $50,873.31 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

NOTES | DEPOSITS | CERTIFICATES

ELKS® Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D	323,000 Equity LinKed Securities 8.00% Per Annum ELKS Based Upon The Common Stock Of American Express Company Due September 22, 2010 $10.00 per ELKS

PRICING SUPPLEMENT

No. 2010 – MTNDD498

(Related to the ELKS Product Supplement Dated December 4, 2009, Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

Investing in the ELKS involves a number of risks. See “Key Risk Factors” beginning on page PS-5.

The ELKS represent obligations of Citigroup Funding Inc. only Alcoa Inc. is not involved in any way in this offering and has no obligations relating to the ELKS or to holders of the ELKS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this pricing supplement and related ELKS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense

	Per ELKS	Total
Public Offering Price	$10.000	$3,230,000
Underwriting Discount	$0.100	$32,300
Proceeds to Citigroup Funding Inc.	$9.900	$3,197,700

The agent expects to deliver the ELKS to purchasers on or about March 29, 2010

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

March 24, 2010

PS-2 |	ELKS®

ELKS®

Based Upon the Common Stock of American Express Company

Equity LinKed Securities Due September 22, 2010

This pricing supplement represents a summary of the terms and conditions of the ELKS. It is important for you to consider the information contained in this pricing supplement, the ELKS product supplement, as well as the related prospectus supplement and prospectus. The description of the ELKS below supplements, and to the extent inconsistent with, replaces the description of the general terms of the ELKS set forth in the ELKS product supplement. Capitalized terms used in this pricing supplement and not defined under “Final Terms” below have the meanings given them in the ELKS product supplement.

You may access the ELKS product supplement, the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

■	ELKS Product Supplement filed on December 4, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000119312509247439/d424b2.htm

■	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

■	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

Overview of the ELKS®

General

Equity LinKed Securities, or ELKS®, are equity-linked investments that offer current income as well as limited protection against the decline in the trading price of the common stock on which the ELKS are based, in exchange for the risk that you receive shares of the Underlying Equity worth less than the principal amount at maturity. The ELKS based upon the Common Stock of American Express Company have a maturity of six months and are issued by Citigroup Funding Inc. Some key characteristics of the ELKS include:

■

Fixed Coupon. The ELKS pay a fixed coupon, with a yield greater than both the current dividend yield of the Underlying Equity and the yield that would be payable on a conventional debt security of the same maturity issued by Citigroup Funding. The ELKS will pay a coupon on the Maturity Date equal to 8.00% per annum (3.84% per ELKS on a simple interest basis).

■	No Principal Protection. While the ELKS provide limited protection against the decline in the trading price of the Underlying Equity, the ELKS are not principal protected. For each ELKS you hold at maturity, you will receive either (a) a fixed number of shares of the Underlying Equity equal to the Equity Ratio (or, if you elect, the cash value of those shares based on the closing price of the Underlying Equity on the Valuation Date), if the trading price of the Underlying Equity is less than or equal to the Downside Threshold Price at any time on any trading day (whether intra-day or at the close of trading on any day) from the Pricing Date up to and including the Valuation Date, or (b) $10 in cash. Thus, if you receive shares of the Underlying Equity at maturity (or, if you elect, the cash value of those shares) and the trading price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of those shares) is less than the Initial Equity Price, the amount you receive at maturity for each ELKS will be less than the price paid for each ELKS and could be zero.

■

No Participation in the Growth Potential of the Underlying Equity. In return for receiving the fixed coupon and limited protection against a decline in the trading price of the Underlying Equity, except in

ELKS®	| PS-3

limited circumstances, you give up participation in any increase in the trading price of the Underlying Equity during the term of the ELKS. Also, you will not receive dividends or other distributions, if any, paid on the Underlying Equity.

The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed.

The ELKS are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality. All payments on the ELKS are subject to the credit risk of Citigroup Inc.

Types of Investors

The ELKS may be an appropriate investment for investors seeking current income who are also willing to accept risk to the principal invested. Such investors may include:

■	Income-oriented equity investors

■	Investors with moderate return expectations for the Underlying Equity who also seek limited protection against loss

■	Current or prospective holders of the Underlying Equity

■	Investors in convertible securities who are willing to risk principal

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the ELKS, will receive an underwriting fee of $0.100 for each $10.000 ELKS sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets $0.100 from this underwriting fee for each ELKS they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets a fixed sales commission of $0.100 from this underwriting fee for each ELKS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the ELKS declines. You should refer to “Key Risk Factors” and “Supplemental Plan of Distribution; Conflicts of Interest” below and “Risk Factors Relating to the ELKS” and “Plan of Distribution” in the accompanying ELKS product supplement related to this offering for more information.

PS-4 |	ELKS®

Final Terms

Security	323,000 Equity LinKed Securities (ELKS®) Based Upon the Common Stock of American Express Company Due September 22, 2010.
Underlying Equity:	The Common Stock of American Express Company (NYSE symbol: “AXP”).
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Principal Protection:	None.
Principal Amount Issued:	$3,230,000.
Pricing Date:	March 24, 2010.
Issue Date:	March 29, 2010.
Valuation Date:	September 17, 2010.
Maturity Date:	September 22, 2010.
Issue Price:	$10 per ELKS.
Coupon:	8.00% (3.84% for the term of the ELKS) to be paid on the Maturity Date and computed on the basis of a 360-day year of twelve 30-day months.
Coupon Payment Date:

September 22 , 2010.

Any coupon payment on an ELKS required to be made on a date, including the stated Maturity Date, that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment. The coupon payment will be payable to the persons in whose name the ELKS are registered at the close of business on the third Business Day preceding the relevant Coupon Payment Date.

Composition of Coupon Payment:

The total coupon of $0.3844 will be composed of interest in the amount of $0.0109 and an option premium in the amount of $0.3735.

For additional information on the composition of coupon payments, see “Certain United States Federal Income Tax Considerations–U.S. Holders” in this pricing supplement.

Amount Received at Maturity:

For each $10 ELKS:

(1) a fixed number of shares of the Underlying Equity equal to the Equity Ratio (or, if you exercise your Cash Election Right, the cash value of those shares based on the closing price of the Underlying Equity on the Valuation Date), if the trading price of the Underlying Equity at any time on any trading day (whether intra-day or at the close of trading on any day) after the Pricing Date up to and including the Valuation Date declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price, or

(2) $10 in cash.

Cash Election Right:

You may elect to receive from Citigroup Funding for each ELKS you hold on the Maturity Date the cash value of the shares of the Underlying Equity you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the ELKS no sooner than 20 Business Days before the Maturity Date and no later than 5 Business Days before the Maturity Date.

You should refer to the section “Description of the ELKS–Determination of the Amount to be Received at Maturity” in the ELKS product supplement for more information about the Cash Election Right.

Equity Ratio:	0.24384 shares of the Underlying Equity per ELKS, equal to $10 divided by the Initial Equity Price.
Initial Equity Price:	$41.01, the closing price of the Underlying Equity on the Pricing Date.
Downside Threshold Price:	$32.808, 80.00% of the Initial Equity Price.
Listing:	The ELKS will not be listed on any exchange.
CUSIP Number:	17314V478.
Calculation Agent:	Citigroup Global Markets Inc.

Purchase Price and Proceeds to Issuer:		Per ELKS	Total
	Public Offering Price:	$10.000	$3,230,000
	Underwriting Discount (including the Sales Commission described below):	$0.100	$32,300
	Proceeds to Citigroup Funding Inc.:	$9.900	$3,197,700
Sales Commission Earned:	$0.100 per ELKS for each ELKS sold by a Citigroup Global Markets Financial Advisor.

ELKS®	| PS-5

Benefits of the ELKS

■

Current Income. The ELKS pay a coupon on the Maturity Date with a yield set at a rate that is currently greater than both the anticipated dividend yield on the Underlying Equity and the rate that would be paid on a conventional debt security with the same maturity issued by Citigroup Funding.

■

Protection Against Loss in Limited Circumstances. At maturity, you will receive your original investment in the ELKS even if the trading price of the Underlying Equity has declined from the Initial Equity Price, as long as the trading price does not decline to less than or equal to the Downside Threshold Price at any time on any trading day (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date. In this case, you will not suffer the same loss that a direct investment in the Underlying Equity would produce. However, if at any time on any trading day (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date, the trading price of the Underlying Equity is less than or equal to the Downside Threshold Price, the amount you receive at maturity may be less than your initial investment and could be zero.

Key Risk Factors

An investment in the ELKS involves significant risks. While some of these risks are summarized below, please review “Risk Factors Relating to the ELKS” in the ELKS product supplement and “Risk Factors” in the related prospectus supplement for a full description of risks.

■

Potential for Loss. The amount you will receive at maturity on the ELKS will depend on the trading price of the Underlying Equity during the term of the ELKS up to and including the Valuation Date. If, at any time on any trading day (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date, the trading price of the Underlying Equity declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price, and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is less than the Initial Equity Price, the amount you receive at maturity will be less than your initial investment in the ELKS and could be zero.

■

Volatility of the Trading Price of the Underlying Equity. Volatility is the term used to describe the size and frequency of market fluctuations in the trading price of the Underlying Equity. Because the amount of your return on the ELKS at maturity, if any, depends upon the trading price of the Underlying Equity at any time on any trading day (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date and may be based on the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio), the volatility of the trading price of the Underlying Equity may result in your receiving an amount at maturity that is less than your initial investment in the ELKS and could be zero. Although past price volatility is not indicative of future price volatility, see “Description of American Express Company—Historical Data on the Common Stock of American Express Company” and “—Graph of Historical Trading Price Information” in this pricing supplement for more information on the historical prices of the Underlying Equity.

■

Appreciation Only in Limited Circumstances. You will not participate in any appreciation in the trading price of the Underlying Equity, and the return on the ELKS will be limited to the coupon payable on the ELKS, unless (i) the trading price of the Underlying Equity at any time on any trading day (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price and (ii) the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is greater than the Initial Equity Price. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the trading price of the Underlying Equity, or on a direct investment in the Underlying Equity, if the trading price of the Underlying Equity at maturity (or on the Valuation Date, as applicable) is significantly greater than the Initial Equity Price but you do not receive shares of the Underlying Equity (or the cash value of those shares) at maturity.

PS-6 |	ELKS®

■

Citigroup Inc. Credit Risk, Credit Ratings and Credit Spreads. Investors in the ELKS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS, and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the ELKS.

■

Potential for a Lower Comparative Yield. If the trading price of the Underlying Equity is less than or equal to the Downside Threshold Price at any time on any trading day (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is less than $39.48 (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding with a comparable maturity.

■

Relationship to the Underlying Equity. You will have no rights against the issuer of the Underlying Equity even though the market value of the ELKS and the amount you will receive at maturity depend on the trading price of the Underlying Equity. The issuer of the Underlying Equity is not involved in the offering of the ELKS and has no obligations relating to the ELKS. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to the Underlying Equity unless and until you receive shares of the Underlying Equity at maturity.

■

Exchange Listing and Secondary Market. The ELKS will not be listed on any exchange. There is currently no secondary market for the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. Although Citigroup Global Markets Inc. intends to make a secondary market in the ELKS, it is not obligated to do so.

■

Resale Value of the ELKS May Be Lower Than Your Initial Investment. Due to, among other things, changes in the trading price of and dividend yield on the Underlying Equity, interest rates, the earnings performance of the issuer of the Underlying Equity, other economic conditions, the inclusion of commissions and projected profit from hedging in the public offering price of the ELKS and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the ELKS may trade, if at all, at prices below their initial issue price of $10 per ELKS. You could receive substantially less than the amount of your initial investment upon any resale of your ELKS.

■

Citgroup Funding’s Hedging and Trading Activity Could Adversely Affect the Value of the ELKS. Citigroup Funding expects to hedge its obligations under the ELKS through the trading of the Underlying Equity or other instruments, such as options, swaps or futures, based upon the Underlying Equity by one or more of its affiliates. This hedging activity on, or prior to, the Pricing Date could potentially affect the trading price of the Underlying Equity and, accordingly, potentially increase the Initial Equity Price used to calculate the Downside Threshold Price and, therefore, potentially increase the Downside Threshold Price relative to the trading price of the Underlying Equity absent such hedging or trading activity. Additionally, such hedging activity during the term of the ELKS could potentially affect whether the trading price of the Underlying Equity (whether intra-day or at the close of trading on any day) decreases to or below the Downside Threshold Price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the Underlying Equity (or the cash value of those shares based on their closing price on the Valuation Date) at maturity. Furthermore, if the trading price of the Underlying Equity at any time on any trading day (whether intra-day or at the close of trading on any day) has decreased to or below the Downside Threshold Price such that you could receive shares of the underlying equity (or, at your option, the cash value of those shares based on their closing price on the valuation date) at maturity, our affiliates’ hedging activity prior to or at maturity could adversely affect the trading price of those shares of the Underlying Equity. This hedging activity during the term of the ELKS also could affect the market price of the Underlying Equity and therefore the market value of the ELKS.

■

Market Price Influenced by Inclusion of Underwriting Fees and Projected Profit from Hedging Activity. The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the ELKS in secondary market

ELKS®	| PS-7

transactions will likely be lower than the issue price, since the issue price includes and secondary market prices are likely to exclude, commissions paid with respect to the ELKS, as well as the projected profit included in the cost of hedging our obligations under the ELKS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the ELKS product supplement.

■

Citigroup Global Markets, is the Calculation Agent, Which Could Result in a Conflict of Interest. Citigroup Global Markets, which will act as the calculation agent for the ELKS, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours. As calculation agent, Citigroup Global Markets will determine whether the trading price of the Underlying Equity (whether intra-day or at the close of trading on any day) decreases to or below the Downside Threshold Price during the term of the ELKS. Additionally, determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the trading price of the Underlying Equity under particular circumstances may adversely affect the payment to you at maturity.

■

Potential Business with the Underlying Equity Issuer. We or our affiliates may presently or from time to time engage in business with the Underlying Equity issuer without regard to your interests, including extending loans to, or making equity investments in, the Underlying Equity issuer or providing advisory services to the Underlying Equity issuer, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the Underlying Equity issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you.

■	Antidilution Adjustments Do Not Cover Every Corporate Event. The amount you receive at maturity will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of the Underlying Equity issuer that modify its capital structure and a number of other transactions involving the Underlying Equity issuer, as well as for the liquidation, dissolution or winding up of the Underlying Equity issuer. You should refer to the section “Description of the ELKS – Dilution Adjustments” in the ELKS product supplement. The amount you receive at maturity will not be adjusted for other events that may adversely affect the trading price of the Underlying Equity, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive at maturity to the trading price of the Underlying Equity, these other events may reduce the amount you receive at maturity on the ELKS. Additionally, the market price of the ELKS may be materially and adversely affected.

■

Affiliate Research Reports and Commentary. Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding American Express Company (“American Express”) common stock or other matters that may influence the trading price of American Express common stock and, therefore, the value of the ELKS. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the ELKS.

■

The United States Federal Income Tax Consequences of the ELKS Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this pricing supplement or under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in

PS-8 |	ELKS®

another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this pricing supplement and under “What Are the United States Federal Income Tax Consequences of Investing in the

ELKS?” and “Certain United States Federal Income Tax Considerations” in the ELKS product supplement, and that any such guidance could have retroactive effect.

Description of American Express Company

General

According to publicly available documents, American Express Company, together with its consolidated subsidiaries, is a leading global payments and travel company. Its principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world.

American Express is currently subject to the information requirements of the Securities Exchange Act. Accordingly, American Express files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009) and other information with the SEC. American Express’ reports and other information are available to the public on the SEC’s website at http://www.sec.gov, or may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary—Where You Can Find More Information” in the prospectus related to this offering.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of American Express’ publicly available documents and has not made any due diligence investigation or inquiry of American Express in connection with the offering of the ELKS. We make no representation that the publicly available information about American Express is accurate or complete. The ELKS represent obligations of Citigroup Funding only. American Express is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

ELKS®	| PS-9

Historical Data on the Common Stock of American Express Company

The common stock of American Express is listed on NYSE under the symbol “AXP.” The following table sets forth, for each of the quarterly periods indicated, the high and the low intra-day sales prices for American Express common stock, as reported on NYSE, as well as the cash dividends paid per share of American Express common stock.

According to American Express’ Form 10-K for the fiscal year ended December 31, 2009, as of February 22, 2010,

there were 1,196,727,420 shares of American Express common stock issued and outstanding.

Holders of ELKS will not be entitled to any rights with respect to American Express common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of American Express common stock at maturity, if applicable.

	High	Low	Dividend
2005
Quarter
First	$50.77	$43.78	$0.12
Second	$48.41	$43.34	$0.12
Third	$52.06	$45.78	$0.12
Fourth	$53.05	$46.60	$0.12
2006
Quarter
First	$55.00	$51.05	$0.12
Second	$54.90	$50.92	$0.12
Third	$56.19	$49.75	$0.15
Fourth	$62.50	$55.00	$0.15
2007
Quarter
First	$61.00	$53.91	$0.15
Second	$65.24	$55.34	$0.15
Third	$65.89	$55.50	$0.15
Fourth	$63.63	$50.37	$0.15
2008
Quarter
First	$52.32	$39.50	$0.18
Second	$52.63	$37.61	$0.18
Third	$42.50	$31.71	$0.18
Fourth	$35.80	$16.55	$0.18
2009
Quarter
First	$21.38	$9.71	$0.18
Second	$28.45	$13.18	$0.18
Third	$36.50	$22.00	$0.18
Fourth	$42.25	$31.69	$0.18
2010
Quarter
First (through March 24)	$43.24	$36.60	$0.18	*

*	On March 22, 2010, American Express declared a cash dividend of $0.18 per share of common stock payable on May 10, 2010.

The closing price of American Express common stock on March 24, 2010 was $41.01.

PS-10 |	ELKS®

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of American Express common stock, as reported on the NYSE, from January 3, 2005 to March 24, 2010. The data reflected in the graph below were obtained from Bloomberg L.P. Past closing prices of American Express common stock are not indicative of future American Express common stock closing prices. This graph does not reflect intra-day pricing.

ELKS®	| PS-11

Hypothetical Amounts Payable at Maturity

The six examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

■	Issue Price: $10.00 per ELKS

■	Coupon: 10.00% per annum, (5.00% for the term of the ELKS) payable at maturity ($0.50 per ELKS total)

■	Initial Equity Price: $40.00 per share of American Express common stock

■	Annualized current regular dividend yield of American Express common stock: 1.00%

■	Equity Ratio: 0.25000 shares of American Express common stock per ELKS

■	Maturity Date: Six months after the Issue Date

■

At maturity, whether investors receive shares of American Express common stock or their initial investment ($10.00 per ELKS) depends on whether American Express common stock has declined by 20.00% or more to $32.00 or less at any time on any trading day (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date.

■	When applicable, the holder of the ELKS will not elect to receive the cash value of the shares of American Express common stock equal to the Equity Ratio.

■	The closing price of American Express common stock on the Valuation Date is the same as the closing price on the Maturity Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you will receive at maturity will depend on the actual Initial Equity Price, the percentage decline from the Initial Equity Price which will determine whether you receive a fixed number of shares of American Express common stock at maturity (or the cash value of those shares at your election) instead of $10 and the change in the trading price of American Express common stock from the Initial Equity Price at any time on any trading day (whether intra-day or at the close of trading on any day) during the term of the ELKS up to and including the Valuation Date.

Additionally, if you elect to receive the cash value of the shares of American Express common stock equal to the Equity Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of American Express common stock on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the closing price of American Express common stock changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of shares of American Express common stock at maturity equal to the Equity Ratio, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the closing price of American Express common stock changes from the Valuation Date to maturity.

Example 1: The lowest Trading Price of American Express common stock at any time on any trading day (whether intra-day or at the close of trading on any day) after the Pricing Date up to and including the third Trading Day before maturity is $34.00 per share, which is not less than or equal to 80.00% of the Initial Equity Price, and the closing price of American Express common stock at maturity is $32.00 per share, which is less than the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

■	Return on American Express common stock (excluding cash dividend payments): -20.00%

■	Return on ELKS (excluding all coupon payments): 0.00%

■	Return on American Express common stock (including cash dividend payments): -19.50%

■	Return on ELKS (including all coupon payments): 5.00%

Example 2: The lowest Trading Price of American Express common stock at any time on any trading day (whether intra-day or at the close of trading on any day) after the Pricing Date up to and including the third Trading Day before maturity is $34.00 per share, which is not less than or equal to 80.00% of the Initial Equity Price, and the closing price of American Express common stock at maturity is $40.00 per share, which is equal to the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

■	Return on American Express common stock (excluding cash dividend payments): 0.00%

PS-12 |	ELKS®
■	Return on ELKS (excluding all coupon payments): 0.00%

■	Return on American Express common stock (including cash dividend payments): 0.50%

■	Return on ELKS (including all coupon payments): 5.00%

Example 3: The lowest Trading Price of American Express common stock at any time on any trading day (whether intra-day or at the close of trading on any day) after the Pricing Date up to and including the third Trading Day before maturity is $34.00 per share, which is not less than or equal to 80.00% of the Initial Equity Price, and the closing price of American Express common stock at maturity is $48.00 per share, which is greater than the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): $10.00 per ELKS

■	Return on American Express common stock (excluding cash dividend payments): 20.00%

■	Return on ELKS (excluding all coupon payments): 0.00%

■	Return on American Express common stock (including cash dividend payments): 20.50%

■	Return on ELKS (including all coupon payments): 5.00%

Example 4: The lowest Trading Price of American Express common stock at any time on any trading day (whether intra-day or at the close of trading on any day) after the Pricing Date up to and including the third Trading Day before maturity is $26.00 per share, which is less than or equal to 80.00% of the Initial Equity Price, and the closing price of American Express common stock at maturity is $28.00 per share, which is less than the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): 0.25000 shares of American Express common stock (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $7.00

■	Return on American Express common stock (excluding cash dividend payments): -30.00%

■	Return on ELKS (excluding all coupon payments): -30.00%

■	Return on American Express common stock (including cash dividend payments): -29.50%

■	Return on ELKS (including all coupon payments and the market value of American Express common stock): -25.00%

Example 5: The lowest Trading Price of American Express common stock at any time on any trading day (whether intra-day or at the close of trading on any day) after the Pricing Date up to and including the third Trading Day before maturity is $26.00 per share, which is less than or equal to 80.00% of the Initial Equity Price, and the closing price of American Express common stock at maturity is $40.00 per share, which is equal to the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): 0.25000 shares of American Express common stock (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $10.00

■	Return on American Express common stock (excluding cash dividend payments): 0.00%

■	Return on ELKS (excluding all coupon payments): 0.00%

■	Return on American Express common stock (including cash dividend payments): 0.50%

■	Return on ELKS (including all coupon payments and the market value of American Express common stock): 5.00%

Example 6: The lowest Trading Price of American Express common stock at any time on any trading day (whether intra-day or at the close of trading on any day) after the Pricing Date up to and including the third Trading Day before maturity is $26.00 per share, which is less than or equal to 80.00% of the Initial Equity Price, and the closing price of American Express common stock at maturity is $44.00 per share, which is greater than the Initial Equity Price.

■	Amount received at maturity (excluding all coupon payments): 0.25000 shares of American Express common stock (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $11.00

■	Return on American Express common stock (excluding cash dividend payments): 10.00%

■	Return on ELKS (excluding all coupon payments): 10.00%

■	Return on American Express common stock (including cash dividend payments): 10.50%

■	Return on ELKS (including all coupon payments and the market value of American Express common stock): 15.00%

ELKS®	| PS-13

Summary Chart of Hypothetical Examples

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Hypothetical Initial Equity Price (per share)	$40.00	$40.00	$40.00	$40.00	$40.00	$40.00
80.00% of Hypothetical Initial Equity Price (per share)	$32.00	$32.00	$32.00	$32.00	$32.00	$32.00
Hypothetical Lowest Trading Price (per share)	$34.00	$34.00	$34.00	$26.00	$26.00	$26.00
Is the Hypothetical Lowest Trading Price less than or equal to 80.00% of the Hypothetical Initial Equity Price?	No	No	No	Yes	Yes	Yes
Will 0.25000 shares (the hypothetical Equity Ratio) of American Express be delivered at Maturity?	No	No	No	Yes	Yes	Yes
Hypothetical Closing Price at Maturity (per share)	$32.00	$40.00	$48.00	$28.00	$40.00	$44.00
Maturity Payment in cash or market value of American Express common stock (excluding coupon payments) per ELKS	$10.00	$10.00	$10.00	$7.00	$10.00	$11.00
Maturity Payment in cash or market value of American Express common stock (including coupon payments) per ELKS	$10.50	$10.50	$10.50	$7.50	$10.50	$11.50
Return of American Express common stock (excluding cash dividend payments)	-20.00%	0.00%	20.00%	-30.00%	0.00%	10.00%
Return on ELKS (excluding coupon payments)	0.00%	0.00%	0.00%	-30.00%	0.00%	10.00%
Return of American Express common stock (including cash dividend payments)	-19.50%	0.50%	20.50%	-29.50%	0.50%	10.50%
Return on ELKS (including coupon payments)	5.00%	5.00%	5.00%	-25.00%	5.00%	15.00%

PS-14 |	ELKS®

Certain United States Federal Income Tax Considerations

The following is a summary of certain federal income tax considerations of the purchase, ownership and disposition of the ELKS by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and to the extent inconsistent with, replaces the discussion contained in the ELKS product supplement under “What Are the United States Federal Income Tax Consequences of Investing in the ELKS?” and “Certain United States Federal Income Tax Considerations.”

All prospective investors (including tax-exempt investors) should refer to the ELKS product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the ELKS.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an ELKS as a grant by you to Citigroup Funding of an option on a forward contract, pursuant to which forward contract, at maturity you will purchase American Express common stock (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation. The summary below assumes such treatment, except where otherwise stated.

Each coupon payment paid on the ELKS should be divided into two separate components for tax purposes: an interest component and an option premium component. Of the total coupon payable on the ELKS, it is expected that 3% will be characterized as the interest component and 97% will be characterized as the option premium component. These components should be taxed as follows:

■	You will be required to include any interest payment as interest income at the time that such interest is accrued or received in accordance with your method of accounting.

■	You will not be required to include any option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS.

If you hold the ELKS until they mature:

■

If you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment), and (y) your purchase price for the ELKS;

■

If you receive American Express common stock upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the American Express common stock, and your tax basis in the American Express common stock generally will equal your purchase price for the ELKS less the amount of the entire option premium.

If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the sum of the cash received at disposition and the option premium previously received, if any (but not including any interest payment), and (y) your purchase price for the ELKS.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis at the annual rate of 0.2275% compounded semiannually (the comparable yield, which could include the entire coupon on the ELKS). In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the retirement of the ELKS described above, and you may be required by the IRS to recognize gain on the receipt of the American Express common stock or to treat cash or stock received at maturity or on sale as ordinary income rather than as gain.

ELKS®	| PS-15

It is also possible that future regulations or other IRS guidance would require you to accrue income on the ELKS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the ELKS in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the ELKS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which may include financial instruments similar to the ELKS) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Non-U.S. Holders

In the case of a holder of an ELKS that is not a U.S. person (a “Non-U.S. Holder”), the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form).

Any capital gain realized upon the maturity, sale or other disposition of the ELKS by a Non-U.S. Holder should generally not be subject to U.S. federal income tax if:

1.	Such gain is not effectively connected with a U.S. trade or business of such holder, and
2.	In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the ELKS.

PS-16 |	ELKS®

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ELKS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ELKS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the ELKS product supplement for more information.

Supplemental Plan of Distribution; Conflicts of Interest

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $3,230,000 principal amount of ELKS (323,000 ELKS) at $9.900 per ELKS, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the ELKS directly to the public at the public offering price set forth under “Final Terms” above and some of the ELKS to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of $0.100 per ELKS. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.100 per ELKS on sales to certain other dealers. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets a fixed sales commission of $0.100 per ELKS for each ELKS they sell. If all of the ELKS are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries or the affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the ELKS, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the ELKS, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ELKS

ELKS®	| PS-17

which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ELKS may be circulated or distributed, nor may the ELKS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased ELKS, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the ELKS under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)	the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii)	no consideration is or will be given for the transfer; or

(iii)	the transfer is by operation of law.

Additional Considerations

In case of default in payment at maturity of the ELKS, the ELKS will bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 0.75% per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we have prepared. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

323,000

8% per Annum Equity LinKed Securities (ELKS®)

Based Upon the Common Stock of

American Express Company

Due September 22, 2010

($10 Principal Amount per ELKS)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

March 24, 2010

(To ELKS Product Supplement Dated December 4, 2009, Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. and its affiliates and are used and registered throughout the world.